EXHIBIT 99

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO ANNOUNCES FOURTH QUARTER AND FULL YEAR 2005 RESULTS

Lake Mary, Florida, January 26, 2006 - Bairnco Corporation (NYSE-BZ) today reported improved sales but reduced income from continuing operations for the fourth quarter 2005 as compared to 2004. For the full year 2005, sales were relatively unchanged and income from continuing operations was down compared to 2004. Results were reduced by substantial relocation, closing and start-up costs of $1,516,000 in 2005 and $1,310,000 in 2004.

Performance – Fourth Quarter 2005

Sales in the fourth quarter 2005 were $42,022,000, an increase of 3.6% from $40,544,000 in the fourth quarter 2004. Arlon’s Electronic Materials sales increased 20.8% on strong sales across all product lines. Arlon’s Coated Materials sales decreased 6.2% as foreign sales and certain automotive and industrial markets have remained weak. Kasco sales increased $78,000 to $11,213,000 from $11,135,000 in the fourth quarter 2004.  Kasco’s North American sales continued to show growth in service and repair revenue and equipment sales as well as improvement in U.S. export markets, but this was offset by the negative currency translation effect of the stronger U.S. dollar versus the British Pound and the Euro.

Gross profit remained relatively unchanged at $11,630,000 as compared to $11,610,000 as a result of higher relocation and closing costs in the fourth quarter of 2005 versus 2004 as well as poor operating results from Arlon’s Coated Materials San Antonio facility. The gross profit margin as a percent of sales decreased to 27.7% from 28.6%. Plant level gross profit at the San Antonio facility improved to a profit of $100,000 from a loss of $300,000 in the third quarter 2005. Continued improvements are expected in 2006. The transition of Kasco’s US production and equipment to Mexico is complete. The costs of relocation in the fourth quarter were $86,000. The China manufacturing facility continued to progress but again had only a minor impact on gross profit due to the delay in permitting and licensing. There were no restructuring costs charged to gross profit in the fourth quarter of 2004.

Selling and administrative expenses increased 1.3% to $10,329,000 from $10,194,000 in the fourth quarter 2004. Included in selling and administrative expenses in 2005 are $73,000 of relocation and start up expenses for the China manufacturing facility and $140,000 of redundancy costs related to terminations in Kasco’s French operations. 2004 included $53,000 of start-up expenses for the San Antonio facility. As a percent of sales, selling and administrative expenses decreased to 24.6% as compared to 25.1% in 2004.

Operating profit (refer to Segment Data table attached) was down 8.1% to $1,301,000 from $1,416,000 in the fourth quarter 2004. Arlon’s Electronic Materials operating profit increased 30.2% to $2,016,000 from $1,548,000 on increased sales and improved factory performance. Arlon’s Coated Materials operating profit decreased 55.7% to $228,000 from $515,000 on reduced sales, plant inefficiencies from lower production volumes and increased selling expenses as the returns on personnel investments have been slower than expected.  The San Antonio plant’s results showed some improvement over last year but still adversely affected the operating profit in both quarters. The decrease in Kasco’s operating profit of 52.7%, or $298,000, is due to the $140,000 of redundancy costs at its French operations, $86,000 of relocation and start-up expenses for Mexico and certain factory inefficiencies associated with the new Mexico plant that are not captured as part of the relocation and start-up expenses.

Net interest expense reflected income of $43,000 in 2005 as $65,000 of interest expense related to the construction of the China facility and equipment was required to be capitalized. Fourth quarter 2004 net interest expense was $18,000.

The effective tax rate for the fourth quarter 2005 was 35.0% as compared to 27.8% in the fourth quarter 2004. The lower tax rate in 2004 reflects the impact of the usage of a net operating loss carry forward from Kasco’s French operations.

Income from continuing operations decreased to $874,000 in 2005 from $1,874,000 in the fourth quarter 2004 including the gain on sale of facility of $790,000. Excluding the gain on sale of facility, income from continuing operations decreased 19.4% to $874,000 as compared to $1,084,000 in the fourth quarter of 2004.  Diluted earnings per common share from continuing operations, which includes $.10 from the gain on sale of facility for 2004, decreased to $.12 from $.24 in the fourth quarter 2004.

The Corporation repurchased 115,300 of its shares on the open market during the fourth quarter of 2005 at a total cost of $1,082,000.

Performance - Year Ended December 31, 2005

Sales for the year ended December 31, 2005 were relatively unchanged at $165,900,000 from $165,496,000 in 2004. Arlon's Electronic Materials sales increased 4.8% with increased activity in the wireless telecommunications and certain industrial markets. Arlon’s Coated Materials sales decreased 4.9% due to weakness in certain foreign and automotive markets and reduced industrial sales.  Kasco's sales increased 3.5% as compared to last year. Kasco’s North American sales were up 8.1% due to increased service and repair revenues and equipment sales. Kasco’s European operations’ sales were down slightly from the negative currency translation effect of the stronger US dollar versus the British Pound and the Euro.

Gross profit of $47,469,000 in 2005 was down slightly from $47,884,000 in 2004 on flat sales. The gross profit margin as a percent of sales decreased to 28.6% from 28.9%. Relocation and closing costs were $1,127,000 in 2005 and $1,133,000 in 2004. These costs do not reflect the inefficiencies at the new San Antonio plant.

Selling and administrative expenses increased 2.1% to $41,878,000 from $41,023,000 in 2004 from increased sales and start up expenses. As a percent of sales, selling and administrative expenses increased to 25.2% in 2005 as compared to 24.8% in 2004. 2005 includes $389,000 of increased expenses related to the development of the new China plant and $140,000 of redundancy costs related to terminations at Kasco’s French operations. 2004 includes $177,000 of expenses related to the start-up of the San Antonio facility.

Operating profit (refer to Segment Data table attached) was down 18.5% to $5,591,000 from $6,861,000 in 2004. Arlon’s Electronic Materials operating profit for 2005 includes $529,000 of start-up costs related to China. Excluding these start-up costs, operating profit increased 9.7% to $7,303,000 from $6,656,000 on increased sales and improved factory performance. Arlon’s Coated Materials operating profit decreased 14.2% to $2,232,000 from $2,602,000 in 2004. Excluding the restructuring costs of $1.3 million for the San Antonio facility in 2004, Arlon’s Coated Materials operating profit decreased 42.9% to $2,232,000 from $3,912,000 on reduced sales, plant inefficiencies from lower production volumes and increased selling expenses as the returns on personnel investments have been slower than expected.  The results of the San Antonio facility depressed the operating profit in both years. Kasco’s operating profit decreased 77.7% to $354,000 from $1,585,000 due to $987,000 of relocation and start-up expenses for Mexico, $140,000 of redundancy costs at its French operations and certain factory inefficiencies associated with the new Mexico plant that are not captured as part of the relocation and start-up expenses.

Net interest expense decreased to $54,000 in 2005 as compared to $566,000 in 2004 due primarily to the reduced outstanding borrowings.

Income before income taxes in 2005 decreased 12.0% to $5,537,000 as compared to $6,295,000 in 2004, excluding the gain on sale of facility. The effective tax rate in 2005 was 35.0% as compared to 31.7% in 2004. Income from continuing operations decreased 16.8% to $3,600,000 as compared to $4,329,000 in 2004, excluding the gain on sale of facility of $790,000.  Diluted earnings per common share from continuing operations decreased to $.47 in 2005 from $.68 in 2004 which includes $.10 from the gain on sale of facility.

The Corporation repurchased 231,868 of its shares on the open market during 2005 at a total cost of $2,349,000.

In 2004, net income was $30,829,000 and diluted earnings per common share were $4.07 reflecting the impact of the $25,710,000 settlement of the NOL Lawsuit in the third quarter 2004.

Outlook

Management expects 2006 earnings to increase between 30% and 40%, weighted towards the second half of the year. Continued gradual improvement in Arlon’s Coated Materials San Antonio plant should result in savings in excess of $1.5 million.  Kasco will not incur the $1.0 million of move and relocation costs associated with moving the production operations to Mexico or the $140,000 of redundancy costs incurred in France in the fourth quarter.  Kasco will begin to benefit from the lower cost Mexican operation and the expanding service business.  France will benefit from the absence of redundancy costs and a lower cost base.  The adverse impact of material cost increases in the fourth quarter of 2005 will be offset by price increases early in 2006.  The startup on the new operation in China will incur expenses of approximately $500,000 in the first half of the year plus there will be inefficiencies as production shifts to the China plant during the second half of the year.  New products are expected to account for an increasing share of sales.  Continuous cost improvement programs are ongoing.

Stockholders Meeting

The Company also announced today that the Annual Meeting of Stockholders in Bairnco Corporation will be held on Thursday, April 20, 2006, at 9:00 a.m., local time, at Bairnco’s corporate offices, Lake Mary, Florida.  The record date for determination of Stockholders is March 6, 2006.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in France.

CONTACT:     Kenneth L. Bayne, Vice President Finance, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 227

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Comparative Consolidated Results of Operations (Unaudited)

	Quarter Ended		Year Ended
Condensed Income Statements	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Net sales	$42,022,000	$40,544,000	$165,900,000	$165,496,000
Cost of sales	30,392,000	28,934,000	118,431,000	117,612,000
Gross profit	11,630,000	11,610,000	47,469,000	47,884,000
Selling and administrative expenses	10,329,000	10,194,000	41,878,000	41,023,000
Operating profit	1,301,000	1,416,000	5,591,000	6,861,000
Gain on sale of facility	--	(1,196,000)	--	(1,196,000)
Interest expense, net	(43,000)	18,000	54,000	566,000
Income before income taxes	1,344,000	2,594,000	5,537,000	7,491,000
Provision for income taxes	470,000	720,000	1,937,000	2,372,000
Income from continuing operations	874,000	1,874,000	3,600,000	5,119,000
Income from spun off subsidiary	--	1,015,000	--	25,710,000
Net income	$ 874,000	$ 2,889,000	$ 3,600,000	$ 30,829,000

Basic Earnings Per Share of Common Stock from Continuing Operations	$ 0.12	$ 0.25	$ 0.49	$ 0.70
Basic Earnings per Share of Common Stock from Spun Off Subsidiary	--	0.14	--	3.49
Basic Earnings per Share of Common Stock	$ 0.12	$ 0.39	$ 0.49	$ 4.19
Diluted Earnings per Share of Common Stock from Continuing Operations	$ 0.12	$ 0.24	$ 0.47	$ 0.68
Diluted Earnings per Share of Common Stock from Spun Off Subsidiary	--	0.13	--	3.40
Diluted Earnings per Share of Common Stock	$ 0.12	$ 0.38	$ 0.47	$ 4.07

Basic Average Common Shares	7,267,000	7,386,000	7,350,000	7,362,000
Diluted Average Common Shares	7,493,000	7,660,000	7,613,000	7,569,000

Condensed Balance Sheets (Unaudited)	Dec. 31, 2005	Dec. 31, 2004
ASSETS

Cash	$ 5,313,000	$ 3,451,000
Accounts receivable, net	25,713,000	24,912,000
Inventories	27,231,000	24,964,000
Other current assets	7,387,000	7,702,000
Total current assets	65,644,000	61,029,000
Plant and equipment, net	34,373,000	34,429,000
Cost in excess of net assets of purchased businesses	14,439,000	14,542,000
Other assets	11,312,000	8,781,000
Total	$125,768,000	$118,781,000

LIABILITIES AND STOCKHOLDERS’ INVESTMENT

Short-term debt	$ 2,233,000	$ 1,030,000
Current maturities of long-term debt	134,000	663,000
Accounts payable	12,051,000	10,601,000
Accrued expenses	9,406,000	10,515,000
Total current liabilities	23,824,000	22,809,000
Long-term debt	7,069,000	231,000
Other liabilities	11,417,000	10,974,000
Stockholders’ investment	83,458,000	84,767,000
Total	$125,768,000	$118,781,000

Segment Data	Quarter Ended December 31,		Year Ended December 31,
	Net Sales	Operating Profit (Loss)	Net Sales	Operating Profit (Loss)	Assets
2005
Arlon Electronic Materials	$ 14,449,000	$ 2,016,000	$ 53,741,000	$ 6,774,000	$ 31,035,000
Arlon Coated Materials	16,360,000	228,000	68,218,000	2,232,000	45,932,000
Kasco	11,213,000	268,000	43,941,000	354,000	30,436,000
Headquarters	--	(1,211,000)	--	(3,769,000)	18,365,000
Total	$ 42,022,000	$ 1,301,000	$165,900,000	$ 5,591,000	$125,768,000
2004
Arlon Electronic Materials	$ 11,960,000	$ 1,548,000	$ 51,274,000	$ 6,656,000	$ 24,283,000
Arlon Coated Materials	17,449,000	515,000	71,752,000	2,602,000	46,262,000
Kasco	11,135,000	566,000	42,470,000	1,585,000	30,290,000
Headquarters	--	(1,213,000)	--	(3,982,000)	17,946,000
Total	$ 40,544,000	$ 1,416,000	$165,496,000	$ 6,861,000	$118,781,000

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